GRACE                                              A. J. Costello
                                                   Chairman and CEO
                                                   CORPORATE HEADQUARTERS

                                                   W. R. Grace & Co.
                                                   One Town Center Road
                                                   Boca Raton, FL 33486-1010

                                                   (407) 362-2121
                                                   Fax: (407) 362-2100


                                             March 4, 1996

Mr. Thomas L. Gossage
Chairman and Chief Executive Officer
Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE  19894-0001

Dear Tom:

               Based on our discussions last Friday, I was not surprised to receive your letter resigning from the Grace Board of Directors. I was disappointed, however, in your characterization of the events surrounding your resignation.

               During your service on the Board of Directors, you never once voiced any disagreement with Grace's "direction and long-term strategy regarding its specialty chemical business." To the contrary, the Board has approved a number of actions which have significantly enhanced shareholder value and will continue to do so in the future, including the disposition of NMC and the Dearborn business, and a major corporate restructuring and cost-cutting effort. Grace's stock price is up 31% since May 1st when I assumed my position as Chief Executive Officer. Indeed, two recent analyst reports have indicated that based on the successful conclusion of these events, they expect the stock to increase another $10 to $15 per share in the relatively short term.

               As an insider, you know our programs at Grace are able to produce results and our plans indicate growth in value. To commence merger discussions before these anticipated benefits are reflected in the stock price would be a disservice to the shareholders of Grace. The other Board members with whom I spoke agreed. As I told you, there will be a time when Grace will deem it appropriate to consider major strategic acquisitions. Now is not the time and Hercules is not that partner.








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               Furthermore, there are no synergies between Hercules and the
Grace chemical business that would justify combining the two companies. If there were strategic overlaps we would not have put you on the Grace Board in the first instance.

               It is clear from your action that you are seeking to promote the interests of the Hercules shareholders at the expense of the Grace shareholders. In that regard, I accept your resignation from the Grace Board of Directors.

                                                    Very truly yours,



                                                    Albert J. Costello